Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. Reports Second Quarter of Fiscal 2017 Financial Results

•	Revenue: $626 Million

•	GAAP Gross Margin 54.1 percent; Non-GAAP Gross Margin 54.6 percent

•	GAAP Net Income $51 Million; Non-GAAP Net Income: $92 Million

•	GAAP Diluted EPS: $0.10; Non-GAAP Diluted EPS $0.18

•	Cash and ST Investments: $1.6 Billion

Santa Clara, Calif. (September 6, 2016) — Marvell (NASDAQ:MRVL), a world leader in storage, cloud infrastructure, Internet of Things (IoT), connectivity and multimedia semiconductor solutions, today reported financial results for the second quarter of fiscal year 2017, ended July 30, 2016. Revenues for the second quarter of fiscal 2017 were $626 million, up approximately 16 percent from $541 million in the prior quarter and down approximately 12 percent from the same quarter of last year.

“We experienced a seasonally strong second quarter, driven by solid demand from customers across storage, networking, and wireless end markets,” said Matt Murphy, President and CEO. “We are also beginning to see the benefits of improved focus on product cost as well as a more disciplined approach to spending, which resulted in better than expected earnings per share.”

In the second quarter of fiscal 2017, storage revenue increased 13 percent sequentially, reflecting higher HDD and SSD demand. Networking revenue in the second quarter of fiscal 2017 grew 12 percent sequentially due to continued strength in enterprise networking demand. Mobile and wireless revenue grew 21 percent sequentially, mainly driven by seasonal game console production ramps. Mobile handset-related revenues in the second quarter of fiscal 2017 were $9 million, down from $22 million in the first quarter, reflecting the anticipated declines due to the restructuring actions announced on September 24, 2015.

Net income on a GAAP basis for the second quarter of fiscal 2017 was $51 million, or $0.10 per diluted share. On a non-GAAP basis, net income for the second fiscal quarter of 2017 was $92 million, or $0.18 per diluted share.

Third Quarter of Fiscal 2017 Financial Outlook

Marvell’s financial outlook does not include the potential impact of future share repurchases, pending litigation matters, business combinations, asset acquisitions or other investments that may be completed after September 5, 2016.

•	Revenue is expected to be flat to down 4 percent from the second quarter.

•	GAAP and Non-GAAP Gross Margins are expected to be in the range of 52 percent to 54 percent.

•	GAAP and Non-GAAP Operating Expenses are expected to be approximately flat from the second quarter.

•	GAAP Diluted EPS are expected to be in the range of $0.03 to $0.08.

•	Non-GAAP Diluted EPS are expected to be in the range of $0.08 to $0.13.

Adjustments to Reported Non-GAAP EPS for Q1 FY2017

In the first quarter of fiscal 2017, Marvell reported Non-GAAP diluted net income per share of $0.01. Subsequent to our earnings release on July 27, 2016, the Company discovered an error in the calculation of reported Non-GAAP tax benefit for income tax for the first quarter of fiscal 2017 which resulted in an understatement of our Non-GAAP net income and Non-GAAP EPS (diluted). After correction of this error, Non-GAAP net income increased from $6.5 million, as reported, to $9.3 million, as adjusted, and Non-GAAP EPS (diluted) increased from $0.01 to $0.02 per share. This error had no effect on the Company’s reported GAAP results for the first quarter of fiscal 2017. Refer to the Reconciliation from GAAP to Non-GAAP table and related footnotes at the end of the press release for more details.

Conference Call

Marvell will conduct a conference call on Tuesday, September 6, 2016 at 8:15 a.m. Eastern Time (5:15 a.m. Pacific Time) to discuss results for the second quarter of fiscal year 2017. Interested parties may join the conference call by dialing 1-844-647-5488 or 1-615-247-0258, pass-code 63627351. The call will be webcast by Thomson Reuters and can be accessed at the Marvell Investor Relations website at http://investor.marvell.com/ with a replay available following the call until October 6, 2016.

Discussion of Non-GAAP Financial Measures

Non-GAAP financial measures exclude the effect of share-based compensation expense, amortization and write-off of acquired intangible assets, acquisition-related costs, restructuring and other related charges, litigation settlement, and certain expenses and benefits that are driven primarily by discrete events that management does not consider to be directly related to Marvell’s core operating performance. Non-GAAP diluted net income per share is calculated by dividing Non-GAAP net income by Non-GAAP weighted average shares outstanding (diluted). For purposes of calculating Non-GAAP diluted net income per share, the GAAP weighted average shares outstanding (diluted) is adjusted to exclude the potential benefits of share-based compensation expected to be incurred in future periods but not yet recognized in the financial statements and to also include the dilutive/anti-dilutive effects of common stock options and restricted stock units, as applicable. The expected compensation costs are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method.

Marvell believes that the presentation of Non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to Marvell’s financial condition and results of operations. While Marvell uses Non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance, Marvell does not consider these measures to be a substitute for, or superior to, financial measures calculated in accordance with GAAP. Consistent with this approach, Marvell believes that disclosing Non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance.

Externally, management believes that investors may find Marvell’s Non-GAAP financial measures useful in their assessment of Marvell’s operating performance and the valuation of Marvell. Internally, Marvell’s Non-GAAP financial measures are used in the following areas:

•	Management’s evaluation of Marvell’s operating performance;

•	Management’s establishment of internal operating budgets;

•	Management’s performance comparisons with internal forecasts and targeted business models; and

•	Management’s determination of the achievement and measurement of certain performance-based equity awards (adjustments may vary from award to award).

Non-GAAP financial measures have limitations in that they do not reflect all of the costs associated with the operations of Marvell’s business as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of Marvell’s results as reported under GAAP. Marvell expects to continue to incur expenses similar to the Non-GAAP adjustments described above, and exclusion of these items from Marvell’s Non-GAAP net income should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties, including: Marvell’s expectations regarding its third quarter of fiscal 2017 financial outlook; and Marvell’s use of Non-GAAP financial measures as important supplemental information. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates,” “can,” “may,” “will,” “would” and similar expressions identify such forward-looking statements. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, but not limited to: actions that may be taken by Marvell as a result of the Audit Committee’s investigation; adverse impacts of litigation or regulatory activities; Marvell’s ability to hire a Chief Accounting Officer and Controller in a timely manner; Marvell’s ability to compete in products and prices in an intensely competitive industry; Marvell’s reliance on the hard disk drive and mobile and wireless markets, which are highly cyclical and intensely competitive; costs and liabilities relating to current and future litigation; Marvell’s reliance on a few customers for a significant portion of its revenue; Marvell’s ability to develop and introduce new and enhanced products in a timely and cost effective manner and the adoption of those products in the market; seasonality in sales of consumer devices in which Marvell’s products are incorporated; uncertainty in the worldwide economic conditions; risks associated with manufacturing and selling a majority of Marvell’s products and Marvell’s customers’ products outside of the United States; and other risks detailed in Marvell’s SEC filings from time to time. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in Marvell’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2016 as filed with the SEC on August 10, 2016, and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions. From storage to cloud infrastructure, Internet of Things (IoT), connectivity and multimedia, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services, adding value to their social, personal and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	July 30,	April 30,	August 1,	July 30,	August 1,
	2016	2016	2015	2016	2015
Net revenue	$626,404	$540,822	$710,492	$1,167,226	$1,434,780
Cost of goods sold	287,608	259,210	461,719	546,818	812,872

Gross profit	338,796	281,612	248,773	620,408	621,908
Operating expenses:
Research and development	228,562	241,271	297,321	469,833	577,435
Selling and marketing	31,094	31,379	30,841	62,473	67,015
General and administrative	37,173	35,623	691,230	72,796	732,257
Amortization of acquired intangible assets	2,461	2,461	2,568	4,922	5,136

Total operating expenses	299,290	310,734	1,021,960	610,024	1,381,843

Operating income (loss)	39,506	(29,122)	(773,187)	10,384	(759,935)
Interest and other income, net	6,284	1,488	6,790	7,772	11,957

Income (loss) before income taxes	45,790	(27,634)	(766,397)	18,156	(747,978)
Provision (benefit) for income taxes	(5,515)	(4,955)	5,543	(10,470)	9,872

Net income (loss)	$51,305	$(22,679)	$(771,940)	$28,626	$(757,850)

Basic net income (loss) per share	$0.10	$(0.04)	$(1.49)	$0.06	$(1.47)

Diluted net income (loss) per share	$0.10	$(0.04)	$(1.49)	$0.06	$(1.47)

Shares used in computing basic earnings (loss) per share	511,235	508,794	516,368	510,014	516,298
Shares used in computing diluted earnings (loss) per share	514,314	508,794	516,368	513,669	516,298

Marvell Technology Group Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	July 30, 2016	January 30, 2016
Assets
Current assets:
Cash, cash equivalents and short-term investments	$1,624,009	$2,282,749
Accounts receivable, net	348,683	323,300
Inventories	202,717	210,017
Prepaid expenses and other current assets	54,870	102,560

Total current assets	2,230,279	2,918,626
Property and equipment, net	274,774	299,540
Long-term investments	8,974	11,296
Goodwill and acquired intangible assets, net	2,042,063	2,047,955
Other non-current assets	160,586	164,710

Total assets	$4,716,676	$5,442,127

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$212,950	$180,372
Accrued liabilities	219,489	253,691
Carnige Mellon University accrued litigation settlement	—	736,000
Deferred income	72,049	55,722

Total current liabilities	504,488	1,225,785
Other non-current liabilities	53,100	76,219

Total liabilities	557,588	1,302,004

Shareholders’ equity:
Common stock	1,022	1,015
Additional paid-in capital	3,075,579	3,028,921
Accumulated other comprehensive income	4,015	(795)
Retained earnings	1,078,472	1,110,982

Total shareholders’ equity	4,159,088	4,140,123

Total liabilities and shareholders’ equity	$4,716,676	$5,442,127

Marvell Technology Group Ltd.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Cash flows from operating activities:
Net income (loss)	$51,305	$(771,940)	$28,626	$(757,850)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26,866	25,191	53,980	51,811
Share-based compensation	37,196	36,674	61,649	69,895
Amortization of acquired intangible assets	2,946	3,053	5,892	6,106
Non-cash restructuring and other related charges	129	900	1,025	1,473
Other non-cash expense, net	589	2,282	1,950	1,721
Excess tax benefits from share-based compensation	(5)	(7)	(5)	(25)
Changes in assets and liabilities:
Accounts receivable	(68,025)	(23,907)	(25,383)	3,234
Inventories	(6,364)	12,903	7,234	(18,415)
Prepaid expenses and other assets (a)	6,658	9,359	(9,035)	11,328
Accounts payable	20,437	(5,167)	40,359	11,958
Accrued liabilities and other non-current liabilities (a)	(7,741)	753,191	(766,243)	741,615
Accrued employee compensation	(22,270)	(14,507)	(15,118)	(28,931)
Deferred income	17,561	(1,441)	16,327	(8,468)

Net cash provided by (used in) operating activities	59,282	26,584	(598,742)	85,452
Cash flows from investing activities:
Purchases of available-for-sale securities	(110,358)	(173,465)	(203,723)	(566,365)
Sales and maturities of available-for-sale securities	116,506	222,295	486,565	469,790
Purchase of time deposits	(75,000)	—	(125,000)	—
Distribution from (investments in) privately-held companies	—	208	—	208
Purchases of technology licenses	(3,995)	(2,071)	(8,045)	(5,677)
Purchases of property and equipment	(12,509)	(16,986)	(24,377)	(24,320)
Purchase of equipment previously leased	—	—	—	(10,240)

Net cash provided by (used in) investing activities	(85,356)	29,981	125,420	(136,604)
Cash flows from financing activities:
Repurchase of common stock (b)	—	(175,311)	—	(195,584)
Proceeds from employee stock plans	244	44,161	559	57,174
Minimum tax withholding paid on behalf of employees for net share settlement	(112)	(697)	(15,382)	(23,007)
Dividend payments to shareholders	(30,675)	(31,194)	(61,136)	(62,104)
Payments on technology license obligations	(4,858)	(4,732)	(10,152)	(8,799)
Excess tax benefits from share-based compensation	5	7	5	25

Net cash used in financing activities	(35,396)	(167,766)	(86,106)	(232,295)

Net increase (decrease) in cash and cash equivalents	(61,470)	(111,201)	(559,428)	(283,447)

Cash and cash equivalents at beginning of period	780,222	1,038,731	1,278,180	1,210,977

Cash and cash equivalents at end of period	$718,752	$927,530	$718,752	$927,530

(a)	In the six months ended July 30, 2016, the Company paid a total of $750.0 million to CMU in connection with the settlement agreement that was reached in February 2016. Of this settlement, the Company recognized a charge of $736.0 million in fiscal 2016. The remaining $14.0 million was recorded in prepaid expenses and other assets, to be recognized in cost of good sold over the remaining term of the license from February 2016 through April 2018. For further detail of the accounting for the settlement, see “Note 13 – Carnegie Mellon University Settlement” in the Notes to the Unaudited Condensed Consolidated Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2016.
(b)	Marvell records all repurchases of common stock consistent with the way it records investment purchases and sales, based on trade date in accordance with U.S. GAAP. In the three and six months ended August 1, 2015, cash paid for repurchase of Marvell common shares was adjusted for repurchases of $19.7 million made within the final three days of the quarter that are accrued but not yet paid due to the standard settlement period that normally takes up to three days.

Marvell Technology Group Ltd.

Reconciliations from GAAP to Non-GAAP

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	July 30,	April 30,	August 1,	July 30,	August 1,
	2016	2016 (d)	2015	2016	2015
GAAP net income (loss)	$51,305	$(22,679)	$(771,940)	$28,626	$(757,850)
Share-based compensation	37,196	24,453	36,674	61,649	69,895
Restructuring and other related charges (a)	721	4,441	13,000	5,162	13,592
Amortization of acquired intangible assets	2,946	2,946	3,346	5,892	6,839
Litigation matters (b)	(115)	100	748,117	(15)	746,417
Other (c)	103	(2,743)	10,205	173	31,587

Non-GAAP net income, as reported	$92,156	$6,518	$39,402	$101,487	$110,480

Non-GAAP net income, as adjusted (d)		$9,331

GAAP weighted average shares - diluted	514,314	508,794	516,368	513,669	516,298
Non-GAAP adjustment	12,139	13,569	16,574	10,739	17,753

Non-GAAP weighted average shares diluted (e)	526,453	522,363	532,942	524,408	534,051

GAAP diluted net income per share	$0.10	$(0.04)	$(1.49)	$0.06	$(1.47)

Non-GAAP diluted net income per share, as reported	$0.18	$0.01	$0.07	$0.19	$0.21

Non-GAAP diluted net income per share, as adjusted (d)		$0.02

GAAP gross profit:	$338,796	$281,612	$248,773	$620,408	$621,908
Share-based compensation	2,832	1,802	2,012	4,634	3,559
Restructuring and other related charges (a)	—	—	—	—	—
Amortization of acquired intangible assets	485	485	778	970	1,703
Litigation matters (b)	—	—	81,390	—	79,690

Non-GAAP gross profit	$342,113	$283,899	$332,953	$626,012	$706,860

GAAP gross margin	54.1%	52.1%	35.0%	53.2%	43.3%
Share-based compensation	0.4%	0.3%	0.3%	0.3%	0.3%
Restructuring and other related charges (a)	0.0%	0.0%	0.0%	0.0%	0.0%
Amortization of acquired intangible assets	0.1%	0.1%	0.1%	0.1%	0.1%
Litigation matters (b)	0.0%	0.0%	11.5%	0.0%	5.6%

Non-GAAP gross margin	54.6%	52.5%	46.9%	53.6%	49.3%

GAAP research and development:	$228,562	$241,271	$297,321	$469,833	$577,435
Share-based compensation	(28,581)	(24,396)	(27,807)	(52,977)	(52,588)
Restructuring and other related charges (a)	329	(813)	(11,680)	(484)	(11,680)
Litigation matters (b)	—	—	(5,000)	—	(5,000)
Other (c)	(174)	49	(134)	(125)	(134)

Non-GAAP research and development	$200,136	$216,111	$252,700	$416,247	$508,033

GAAP selling and marketing:	$31,094	$31,379	$30,841	$62,473	$67,015
Share-based compensation	(3,315)	(2,942)	(2,707)	(6,257)	(5,284)
Restructuring and other related charges (a)	(27)	1	—	(26)	—
Other (c)	71	(304)	—	(233)	—

Non-GAAP selling and marketing	$27,823	$28,134	$28,134	$55,957	$61,731

GAAP general and administrative:	$37,173	$35,623	$36,563	$72,796	$77,590
Share-based compensation	(2,468)	4,687	(4,148)	2,219	(8,464)
Restructuring and other related charges (a)	(1,023)	(3,629)	(1,320)	(4,652)	(1,912)
Litigation matters (b)	115	(100)	(7,060)	15	(7,060)
Other (c)	—	(886)	(2,748)	(886)	(21,050)

Non-GAAP general and administrative	$33,797	$35,695	$21,287	$69,492	$39,104

GAAP Carnegie Mellon University litigation settlement	$—	$—	$654,667	$—	$654,667
Litigation matters (b)	—	—	(654,667)	—	(654,667)

Non-GAAP Carnegie Mellon University litigation settlement	$—	$—	$—	$—	$—

GAAP provision (benefit) for income taxes	$(5,515)	$(4,955)	$5,543	$(10,470)	$9,872
Other (c)	—	3,884	(7,323)	1,071	(10,403)

Non-GAAP provision (benefit) for income taxes, as reported	$(5,515)	$(1,071)	$(1,780)	$(9,399)	$(531)

Non-GAAP provision (benefit) for income taxes, as adjusted (d)		$(3,884)

(a)	Restructuring and other related charges include costs that qualify under U.S. GAAP as restructuring costs and other incremental charges that are a direct result of restructuring. Examples of other incremental charges include impairment of equipment specifically identified as part of the restructuring action.

(b)	The amounts recorded represent charges recognized for pending litigation proceedings.
(c)	Other costs for each of the three months ended July 30, 2016, April 30, 2016 and August 1, 2015, and the six months ended July 30, 2016 and August 1, 2015 include expenses related to retention bonuses offered to employees expected to remain through the ramp down of certain operations related to the mobile business, as well as the closure of certain design center operations in Europe. Other costs for the three months ended April 30, 2016 and August 1, 2015, and the six months ended July 30, 2016 and August 1, 2015 also include costs for the surety bonds related to the litigation with CMU that was settled in February 2016. In addition, other costs for the six months ended August 1, 2015 include a payment of $15.4 million due to Dr. Sehat Sutardja, the Company’s former Chief Executive Officer (see “Note 14 – Related Party Transactions” in the Notes to the Consolidated Financial Statements set forth in the Company’s Annual Report on Form 10-K for fiscal 2016). The related tax effect of the payment to Dr. Sutardja is also included in other costs for the three months ended April 30, 2016, and the six months ended July 30, 2016 and August 1, 2015. The tax effect of certain restructuring charges in the three and six months ended August 1, 2015 is also included in other costs for those periods.
(d)	For the three months ended April 30, 2016, the Company made a correction to the non-GAAP benefit for income taxes of $1,071 thousand that it previously reported in its fiscal 2017 first quarter earnings announcement on Wednesday, July 27, 2016. As a result, the Company now reports non-GAAP net income, as adjusted of $9,331 thousand, non-GAAP earnings per share, as adjusted of $0.02 per share, and non-GAAP benefit for income taxes, as adjusted of $3,884 thousand for the three months ended April 30, 2016.
(e)	For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the potential benefits of share-based compensation costs expected to be incurred in future periods but not yet recognized in the financial statements and to also include the dilutive/anti-dilutive effects of common stock options and restricted stock units, as applicable. The expected compensation costs are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method.